Exhibit 21

First Bancorp and Subsidiaries
List of Subsidiaries of Registrant

Name of Subsidiary and Name under Which Subsidiary Transacts Business	State of Incorporation	Address of Subsidiary	I.R.S. Employer Identification Number
First Bank (1)	North Carolina	341 North Main Street Troy, North Carolina 27371-0508	56-0132230
Montgomery Data Services, Inc.	North Carolina	355 Bilhen Street Troy, North Carolina 27371-0627	56-1421914
First Bancorp Financial Services, Inc.	North Carolina	341 North Main Street Troy, North Carolina 27371-0508	56-1597887
First Bancorp Capital Trust I	Delaware	341 North Main Street Troy, North Carolina 27371-0508	03-6099171
First Bancorp Capital Trust II	Delaware	341 North Main Street Troy, North Carolina 27371-0508	83-6059905
First Bancorp Capital Trust III	Delaware	341 North Main Street Troy, North Carolina 27371-0508	83-6059906
First Bancorp Capital Trust IV	Delaware	341 North Main Street Troy, North Carolina 27371-0508	Not yet obtained

(1)    First Bank has one wholly owned subsidiary - First Bank Insurance Services, Inc. a North Carolina corporation, located at 341 North Main Street, Troy, North Carolina 27371-0508 (I.R.S. Employer Identification Number 56-1659931).